Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

Comenity Servicing LLC (the “Servicer”) hereby certifies as of December 31, 2025 as follows:
1.    The undersigned has reviewed, for the period beginning January 1, 2025 and ending December 31, 2025: (a) the activities of the Servicer as they related to (i) the Sixth Amended and Restated Service Agreement, dated as of January 1, 2025 (as amended and supplemented from time to time, the “Service Agreement”), and (ii) the Service Agreement, dated as of April 1, 2025 (as amended and supplemented from time to time, the “Limited Service Agreement” and, together with the Service Agreement, collectively, the “Servicing Agreement”), each between the Servicer and Comenity Bank; and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.
2.    To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2025 and ending December 31, 2025.
This report is delivered pursuant to Item 1123 of Regulation AB.

COMENITY SERVICING LLC

By: /s/ Tammy McConnaughey
Name: Tammy McConnaughey
Title: President